As Filed with the Securities and Exchange Commission on February 2, 2000
                                                Registration No.  333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                _________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                _________________
                                    QAD INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             77-0105228
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                           Identification Number)

                                  6450 Via Real
                          Carpinteria, California 93013
                                 (805) 684-6614
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Karl F. Lopker
                             Chief Executive Officer
                                    QAD Inc.
                                  6450 Via Real
                          Carpinteria, California 93013
                                 (805) 685-9880
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                _________________
                                   Copies to:

                            Theodore R. Maloney, Esq.
                               Nida & Maloney, LLP
                               800 Anacapa Street
                         Santa Barbara, California 93101
                                _________________

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.
                                _________________

     If the only securities being registered on the form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                _________________

                                                    CALCULATION OF REGISTRATION FEE
==========================================================================================================================
                                                              Proposed Maximum     Proposed Maximum
                                          Amount of Shares   Offering Price per   Aggregate Offering        Amount of
 Title of Securities to be Registered     to be Registered        Share(1)             Price(1)         Registration Fee
---------------------------------------  ------------------- -------------------- -------------------  -------------------
Common Stock, par value $.001 per share        120,000              $9.00             $1,080,000              $286
==========================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low reported sale prices of a share of common stock of $9.00 on January 31, 2000, as reported by the Nasdaq National Market.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHNAGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURIITES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

Subject to Completion

                                 120,000 Shares

                                    QAD Inc.

                                  Common Stock
                                ________________

     Shares of common stock of QAD Inc. registered pursuant to the registration statement of which this prospectus is a part, may be sold from time to time for the accounts of and by the persons named under the caption "Selling Shareholders." The Selling Shareholders have advised us that the shares may be sold from time to time on the Nasdaq National Market or in negotiated transactions, in each case at prices satisfactory to the seller. The Selling Shareholders and the brokers and dealers through which the sales of the shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution." We have issued the shares in accordance with certain private placement transactions.

     We will not receive any proceeds from the sale of shares by the Selling Shareholders. All expenses incurred in connection with this offering are being borne by us, other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents.

     Our common stock is traded on the Nasdaq under the symbol "QADI." On January 31, 2000, the last sale price of the common stock as reported by the Nasdaq was $9.00.

     The common stock offered by this prospectus involves a high degree of risk. See "Risk Factors" beginning on page 4.

     These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy and adequacy of this prospectus. Any representation to the contrary is a criminal offense.







February __, 2000

                              AVAILABLE INFORMATION

     QAD is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies can be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov. Our common stock is listed on the Nasdaq and the reports, proxy statements and other information filed by us also can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance readers should refer to the copy of that contract or other document filed or incorporated by reference as an exhibit to the registration statement. Each of those statements is qualified in all respects by this reference to the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to QAD or the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules to the registration statement, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus incorporates documents by reference that are not presented in or delivered with this prospectus, as indicated below. We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to below which are incorporated in this prospectus by reference (other than exhibits to those documents, unless they are specifically incorporated by reference into the documents). Requests for copies should be directed to Daniel Lender, QAD Inc., 6450 Via Real, Carpinteria, California 93013. Telephone number
(805) 684-6614.

     The following documents filed with the Commission by QAD under File No. 333-48381 pursuant to the Exchange Act are incorporated in this prospectus by reference:

          o Annual report on Form 10-K for the fiscal year ended January 31, 1999;
          o Quarterly report on Form 10-Q for the fiscal quarter ended April 30, 1999;
          o Quarterly report on Form 10-Q for the fiscal quarter ended July 31, 1999;
          o Quarterly report on Form 10-Q for the fiscal quarter ended October 31, 1999;
          o    Definitive proxy statement dated May 17, 1999; and
          o    Current report on Form 8-K dated August 13, 1999.

     All documents filed by QAD with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the common stock offered by this prospectus, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of these documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document incorporated or deemed to be incorporated in this prospectus by reference, which statement is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     No person is authorized in connection with any offering made by this prospectus to give any information or to make any representation not contained in this prospectus, and, if given or made, that information or representation must not be relied upon as having been authorized by us or any Selling Shareholder. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that the information contained in this prospectus is correct as of any date subsequent to the date of this prospectus.

                                    QAD INC.

     QAD is a developer and supplier of industry-specific e-business solutions for manufacturers and distributors. Primary among its offerings is the MFG/PRO software, a leading supply-chain-enabled Enterprise Resource Planning, or ERP, software for mid-range and large multinational manufacturing companies. Our software solutions are designed to facilitate global management of resources and information to allow manufacturers to reduce order fulfillment cycle times and inventories, improve operating efficiencies between supply chain links and measure critical company performance criteria against defined business plan objectives. Our solution's flexibility, electronic commerce capability and scalability also helps manufacturers adapt to growth, organizational change, business process reengineering, supply chain management and other challenges. In the latter part of fiscal 1999, we established QAD Global Services in response to customer requests for direct implementation and integration support from QAD.

     QAD's principal products address ERP and supply chain needs in an electronic commerce environment. The MFG/PRO software is specifically designed for deployment at the plant or operations levels of mid-range and multinational manufacturers in four targeted industry segments: automotive, consumer products, electronics/industrial, and medical. The MFG/PRO software provides multinational organizations with an integrated ERP solution that is based on an open system, Internet-enabled manufacturing, distribution, financial, and service/support management applications.

     We currently are focused on extending our presence in multisite manufacturing by developing a line of optimized supply chain management solutions, formerly known as On/Q software, now being marketed as QAD eQ software and QAD Supply Chain Optimizer software. Our initial on/Q software product, Advanced Planning and Scheduling, or APS, is now part of the QAD Supply Chain Optimizer software suite and is designed to improve asset utilization at every link of the supply chain. We released Advanced Planning and Scheduling in September 1998. We are also developing QAD eQ software, formerly known as On/Q Outbound Logistics. This is an innovative business-to-business, or B2B, Internet order management and exchange applications suite. QAD eQ software will allow for consolidation of orders, contract management, shipping and logistics management. QAD eQ software is currently in beta test phase, and we expect our initial release to be generally commercially available in the spring of 2000.

     As of January 31, 1999, QAD had licensed QAD software at more than 4,000 sites in more than 80 countries. QAD's customers include Cargill, Colgate-Palmolive, Johnson Controls, Johnson & Johnson, Lucent Technologies, Philips Electronics, St. Jude Medical, Unilever, Lear Seating, Genzyme and Stryker.

     We were founded in 1979 and were incorporated in California as qad.inc in 1986. In February 1997, we changed our name to QAD Inc. and in August 1997 we reincorporated in Delaware. Our executive offices are located at 6450 Via Real, Carpinteria, California 93013, and our telephone number is (805) 684-6614.

                                  RISK FACTORS

     This prospectus contains forward-looking statements that involve risks and uncertainties. QAD's actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those set forth in the following risk factors and elsewhere in this prospectus. In evaluating our business, you should consider carefully the following factors in addition to the other information set forth in this prospectus.

Our quarterly revenue, expenses and operating results have varied significantly in the past, and we anticipate that such fluctuations will continue in the future as a result of a number of factors, many of which are outside our control

     The factors affecting these fluctuations include demand for our products and services, the size, timing and structure of significant licenses by customers, market acceptance of new or enhanced versions of our software products and products that operate with our products, the publication of opinions about us, our products and technology by industry analysts, the entry of new competitors and technological advances by competitors, delays in localizing our products for new markets, delays in sales as a result of lengthy sales cycles, changes in operating expenses, foreign currency exchange rate fluctuations, changes in pricing policies by us or our competitors, customer order deferrals in anticipation of product enhancements or new product offerings by us or our competitors, the timing of the release of new or enhanced versions of our software products and products that operate with our products, changes in the method of product distribution and licensing (including the mix of direct and indirect channels), product life cycles, changes in the mix of products and services licensed or sold by us, customer cancellation of major planned software development programs and general economic factors.

     We have also historically recognized a substantial portion of our revenue from sales booked and shipped in the last month of a quarter. As a result, the magnitude of quarterly fluctuations in license fees may not become evident until late in, or at the end of, a particular quarter. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, we are unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. As a result, a lost or delayed sale could have an adverse effect on our quarterly operating results. To the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. We have also historically operated with little backlog for licenses because our products are generally shipped as orders are received. As a result, revenue from license fees in any quarter is substantially dependent on orders booked and shipped in that quarter and on sales by our distributors and other resellers. Sales derived through indirect channels are harder to predict and may have lower profit margins than direct sales.

A significant portion of our revenue in any quarter may be derived from a limited number of large, non-recurring license sales

     We expect to continue to experience from time to time large, individual license sales which may cause significant variations in quarterly license fees. We also believe that the purchase of our products is relatively discretionary and generally involves a significant commitment of a customer's capital resources. Therefore, a downturn in any potential customer's business could result in order cancellations which could have a significant adverse impact on our revenue and quarterly results. Moreover, declines in general economic conditions could precipitate significant reductions in corporate spending for information technology, which could result in delays or cancellations of orders for our products.

Our recent acquisitions of service-related revenue may not reduce the quarterly fluctuations in our revenue

     In the latter part of fiscal 1999, we initiated QAD Global Services, as well as substantially increased the portion of our business related to services through the acquisition of several of our distributors. As the percentage of revenue derived from maintenance and services increases and the less predictable license fees become a smaller proportion of our overall revenues, our overall quarterly revenue fluctuations may diminish. While the expenses associated with services operations are relatively predictable, the revenues are dependant upon the timing and size of customer orders to provide the services. To the extent that these services operations fail to secure orders from customers to provide services on a regular basis, our results may be negatively affected.

Our expense level is relatively fixed and is based, in significant part, on expectations of future revenue

     Because our expense level is relatively fixed, if revenue levels are below expectations, expense levels could be disproportionately high as a percentage of total revenue, and operating results would be immediately and adversely affected and losses could occur.

Because of the significant fluctuations in our revenue, period-to-period comparisons may not be meaningful

     Based upon the factors described above, we believe that our quarterly revenue, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of our results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. Moreover, although our revenue has generally increased in recent periods, there can be no assurance that our revenue will grow in future periods, at past rates or at all, or that we will be profitable on a quarterly or annual basis. We have in the past experienced and may in the future experience quarterly losses.

Our recent restructuring efforts may not be successful in addressing quarterly fluctuations

     In response to changes in customers' manufacturing capital software spending patterns, we undertook a restructuring program in October 1998 that would, among other things, more closely align costs with sales expectations. This program was continued in fiscal year 2000 with an additional charge of $1.2 million, representing $0.9 million in employee reduction costs and $0.3 of facility consolidation costs recorded in the second quarter. There can be no assurance that these changes will alleviate the quarterly or other fluctuations in our financial results.

Our products involve a very long sales cycle and the timing of sales is difficult to predict

     Because the license of our products generally involves a significant commitment of capital (which ranges from approximately $50,000 to several million dollars), the sales cycle associated with a customer's purchase of our products is generally lengthy (with a typical duration of four to 15 months), varies from customer to customer and is subject to a number of significant risks over which the Company has little or no control. These risks include customers' budgetary constraints, timing of budget cycle, concerns about the introduction of new products by us or our competitors and general economic downturns which can result in delays or cancellations of information systems investments. Due in part to the strategic nature of our products, potential customers are typically cautious in making product acquisition decisions. The decision to license our products generally requires us to provide a significant level of education to prospective customers regarding the uses and benefits of our products, and we must frequently commit substantial presales support resources. We have historically relied on third parties for implementation and systems support services, which in the past caused sales cycles to be lengthened and may have resulted in the loss of sales. Since the launch of QAD Global Services in late 1998, we no longer rely exclusively on third parties for implementation and systems integration services, which should significantly mitigate these risks. However, uncertain outcome of our sales efforts and the length of our sales cycles could result in substantial fluctuations in operating results. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, then we are unlikely to be able to generate revenue from alternative sources in time to compensate for the shortfall. As a result, and due to the relatively large size of some orders, a lost or delayed sale could have an adverse effect on our quarterly operating results.

Our product mix is changing but is still weighted in favor of software licensing

     We have historically derived substantially all of our revenue from the licensing and maintenance of MFG/PRO software and third party software. In the fiscal years 1998 and 1999, this revenue equaled approximately 91 percent and 89 percent, respectively, of our total revenue. As a result of our acquisition of distributors in fiscal 1999, as well as the launch of QAD Global Services in the latter part of that fiscal year, we expect that revenue from services will increase from approximately six percent of revenue to 20 to 25 percent of total revenue. In addition, if we are successful in releasing the remainder of our planned QAD Supply Chain Optimizer and QAD eQ software components, we anticipate that the demand for service revenue will increase accordingly.

We are dependent on third-party products, particularly Progress software

     Our MFG/PRO software is written in a programming language that is proprietary to Progress Software Corporation. We have entered into a license agreement with Progress that provides us and each of our subsidiaries, among other things, with the perpetual, worldwide, royalty-free right to use the Progress programming language to develop, market, distribute and license our software products. The agreement also provides for continued software support from Progress through June 2002 without charge to us. Progress may only terminate the agreement upon our adjudication as bankrupt, liquidation or other similar event, or if we have ceased business operations in full. Our success is dependent upon Progress continuing to develop, support and enhance this programming language, its tool set and database, as well as the continued market acceptance of Progress as a standard database program. We have in the past and may in the future experience product release delays because of delays in the release of Progress products or product enhancements. Any of these delays could have a adverse effect on our business, operating results and financial condition. MFG/PRO software employs Progress programming interfaces which allow MFG/PRO software to operate with Oracle Corporation database software. However, our software programs do not run within programming environments other than Progress and our customers must acquire rights to Progress Software in order to use MFG/PRO software.

     Our QAD Supply Chain Optimizer and QAD eQ software products are not dependant on Progress technology. The commercially available QAD Supply Chain Optimizer APS products are primarily based upon products from Paragon Management Systems, Inc. The QAD eQ software, which is currently in beta testing, is dependent on Gemstone technology.

     We also maintain a number of development and product alliances with other third parties. These alliances include software developed to be sold in conjunction with QAD software products, technology developed to be included in or encapsulated within QAD software products and numerous third-party software programs that generally are not sold with QAD software but interoperate directly with QAD software through application program interfaces. We generally enter into joint development agreements with our third-party software development partners that govern ownership of the technology collectively developed. Each of our partner agreements and third party development or re-seller agreements contain strict confidentiality and non-disclosure provisions for the service provider, end user and third-party developer and our third-party development agreements contain restrictions on the use of QAD technology outside of the development process. Any failure to establish or maintain successful relationships with these third-party software providers or third-party installation, implementation and development partners or to failure of these third-party software providers to develop and support their software could have an adverse effect on us.

The market for our software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements

     Customer requirements for products can change rapidly as a result of innovations or changes within the computer hardware and software industries, the introduction of new products and technologies (including new hardware platforms and programming languages) and the emergence, evolution or widespread adoption of industry standards. For example, increasing commercial use of the Internet is giving rise to new customer requirements and new industry standards. Our future success will depend upon our ability to continue to enhance our current product line and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. In particular, we believe our future success will depend on our ability to convert our products to object-oriented technology as well as our ability to develop products that will operate across the Internet. We can not ensure that we will be successful in developing and marketing, on a timely and cost-effective basis, product enhancements or new products that respond to technological advances by others. Our products may also not achieve market acceptance. Our failure to successfully develop and market product enhancements or new products could have an adverse effect on us.

New software releases and enhancements may adversely affect our software sales

     While we generally takes steps to avoid interruptions of sales due to the pending availability of new products, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced QAD software, which could have a adverse effect on our business, operating results and financial condition. The actual or anticipated introduction of new products, technologies and industry standards can also render existing products obsolete or unmarketable or result in delays in the purchase of such products. As a result, the life cycles of our products are difficult to estimate. We must respond to developments rapidly and incur substantial product development expenses. Any failure by QAD to anticipate or respond adequately to technology developments or customer requirements, or any significant delays in introduction of new products, could result in a loss of revenue. Moreover, significant delays in the general availability of new releases, significant problems in the installation or implementation of new releases, or customer dissatisfaction with new releases could adversely affect us.

Our supply chain solutions are still under  development

     A significant element of our strategy is our development of QAD Supply Chain Optimizer software and QAD eQ software, a series of new products targeted at the supply chain management needs of manufacturing companies. Over the past three fiscal years, we have devoted substantial resources to developing our QAD eQ software and working with third parties to develop software components which may be included as part of or encapsulated within QAD Supply Chain Optimizer software and QAD eQ software. Our first QAD Supply Chain Optimizer software product, APS, was released in September 1998. We have successfully performed preliminary tests on our first QAD eQ software release an innovative business-to-business (B2B) Internet order management and exchange applications suite, and we have commenced beta testing. However, we can not ensure that the QAD Supply Chain Optimizer software, the initial release of QAD eQ software or our other planned releases for these software products, whether developed by us or third parties, will achieve the performance standards required for commercialization. In addition, these products may not achieve market acceptance or be profitable. If QAD Supply Chain Optimizer software, QAD eQ software or our other planned supply chain management software products do not achieve such performance standards or do not achieve market acceptance, we would be adversely affected.

The underlying technology for our new applications is new and dependent on specific technologies

     On December 16, 1999, we acquired Enterprise Engines, Inc. of San Mateo, California pursuant to a stock purchase agreement. Prior to the acquisition we had been working jointly with Enterprise Engines, Inc. to develop QAD eQ software. QAD eQ software is being designed and built using the object-oriented technology of Sun Microsystems - Enterprise Java Beans. QAD eQ software depends on the commercial success of platforms that support Enterprise Java Beans in Application Server environments such as the Gemstone/J Application Server supplied by Gemstone of Beaverton, Oregon. Similar to the way our MFG/PRO software is dependent upon Progress language and database technology, our new QAD eQ software is dependent on Java, Enterprise Java Beans, and technology supplied by Gemstone.

     Object-oriented applications, such as QAD eQ software, are characterized by technology development style and programming languages that differ from those used in traditional software applications, including the current version of
MFG/PRO software. We believe that the flexibility inherent in object-based functionality will play a key role in the competitive manufacturing, distribution, financial, planning and service/support management information technology strategies of customers in our targeted industry segments. We can not ensure that we will be successful in developing our new supply chain management software on a timely basis, if at all, or that if developed this software will achieve market acceptance.

Our target markets are concentrated and, as a result, we are dependent upon achieving success in those markets

     We have made a strategic decision to concentrate our product development and sales and marketing in four primary vertical industry segments: electronics/industrial, consumer products, medical and automotive. An important element of our strategy is to achieve technological and market leadership recognition for our software products in these segments. The failure of our products to achieve or maintain substantial market acceptance for our software products in one or more of these segments could have a adverse effect on us. If any of the industry segments targeted by our experiences a material downturn in expansion or in prospects for future growth, such downturn would adversely affect the demand for our products and will adversely affect us.

We are dependent upon key personnel, and need to hire additional personnel in all areas

     Our future operating results depend in significant part upon the continued service of a relatively small number of key technical and senior management personnel, including Founder, Chairman of the Board and President Pamela M. Lopker, and Chief Executive Officer Karl F. Lopker, neither of whom is bound by an employment agreement. Pamela and Karl Lopker are married to each other and jointly own approximately 55 percent of QAD's outstanding common stock. The loss of one or more of these or other key individuals could have an adverse effect on QAD. We do not currently have key individual insurance.

     Our future success also depends on our continuing ability to attract and retain other highly qualified technical and managerial personnel. Competition for these personnel is intense, and we have at times in the past experienced difficulty in recruiting qualified personnel. There can be no assurance that we will retain our key technical and managerial employees or that we will be successful in attracting, assimilating and retaining other highly qualified technical and managerial personnel in the future. The loss of any member of our key technical and senior management personnel or the inability to attract and retain additional qualified personnel could have a adverse effect on our business, operating results and financial condition.

We are dependent upon the development and maintenance of sales and marketing channels

     We sell  and  support  our  products  through  direct  and  indirect  sales organizations throughout the world. We have made significant expenditures in recent years in the expansion of our sales and marketing force, primarily outside the United States, and we plan to continue to expand our sales and marketing force. Our future success will depend in part upon the productivity of our sales and marketing force and our ability to continue to attract, integrate, train, motivate and retain new sales and marketing personnel. Competition for sales and marketing personnel in the software industry is intense. We can not ensure that we will be successful in hiring these personnel in accordance with our plans. Neither can there be assurance that our recent and other planned expenses in sales and marketing will ultimately prove to be successful or that the incremental revenue generated will exceed the significant incremental costs associated with these efforts. In addition, there can be no assurance that our sales and marketing organization will be able to compete successfully against the significantly more extensive and better funded sales and marketing operations of many of our current and potential competitors. If we are unable to develop and manage our sales and marketing force expansion effectively, our business, operating results and financial condition would be adversely affected.

     Our  indirect  sales  channel  consists of  approximately  30  distributors worldwide. We do not grant exclusive distribution rights to any of our distributors. Our distributors primarily sell independently to companies within their geographic territory but may also work in conjunction with our direct sales organization. We will need to maintain and expand our relationships with our existing distributors and enter into relationships with additional distributors in order to expand the distribution of our products. There can be no assurance that current or future distributors will provide the level and quality of expertise and service required to successfully license QAD software products, that we will be able to maintain effective, long-term relationships with distributors, or that selected distributors will continue to meet our sales needs. Further, there can be no assurance that these distributors will not market software products in competition with us in the future or will not otherwise reduce or discontinue their relationships with or support of us and our products. This may become more likely as we compete with some of our distributors through our own acquisition of distributors. Any failure to maintain successfully our existing distributor relationships or to establish new relationships in the future would have an adverse effect on us. In addition, if any of our distributors exclusively adopts a product other than QAD software products, or if any distributor reduces its sales efforts relating to QAD software products or increases such support for competitive products, we could be materially and adversely affected.

We are faced with very intense competition in all segments of our target markets with companies with significant resources

     The ERP software market is highly competitive, rapidly changing and affected by new product introductions and other market activities of industry participants, including consolidations among industry participants. We compete in the ERP software market primarily on the basis of functionality, ease of use and implementation, technology (including connectivity and adaptability), time to benefit, supplier viability, service and cost. We intend to continue to acquire, develop and allocate our resources to focus on these targeted competitive areas, as well as to identify additional or different areas where we perceive competitive advantage.

    We currently compete primarily with:

          o vendors such as Baan, J.D. Edwards and Symix, that market software focused on the specific needs of manufacturing plants and distribution sites of multinational manufacturing companies;

          o    smaller   independent   companies  that  have  developed  or  are
               attempting to develop advanced planning and scheduling software which complement or compete with ERP or supply chain solutions;

          o internal development efforts by corporate information technology departments; and

          o    companies  offering   standardized  or  customized   products  on
               mainframe and/or mid-range computer systems.

     We expect that competition for MFG/PRO software will increase as other large companies like Oracle and SAP, as well as other business application software vendors, enter the market for plant and operations-level ERP solutions. We may also face market resistance from potential customers with installed legacy systems because of the reluctance of these potential customers to commit the time, effort and resources necessary to convert to an open systems ERP solution or because of their own internal attempts to address Y2K issues.

     With our strategic entry into the supply chain management software market, we expect to meet substantial additional competition from companies presently serving that market, including i2, IMI and Manugistics. We also expect competition to come from broad-based solution providers like Baan, Oracle, PeopleSoft and SAP who state they are increasingly focusing on this segment. In addition, some of our competitors, such as Baan, Oracle, PeopleSoft and SAP, have well-established relationships with our current or potential customers. Further, as the supply chain management solution market continues to develop, companies with significantly greater resources could attempt to increase their presence in these markets by acquiring or forming strategic alliances with our competitors or our partners or potential partners.

     Increased competition in these markets is likely to result in price reductions, reduced operating margins and loss of market share, any one of which could adversely affect us. Many of our present or future competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products. Although we believe we offer and will continue to offer products that are competitive, we can make no assurance that we will be able to compete successfully with existing or new competitors or that competition will not adversely affect us.

We are reliant on and need to develop additional relationships with third parties

     We have established strategic relationships with a number of consulting and systems integration organizations that we believe are important to our worldwide sales, marketing, service and support activities and the implementation of our products. We are aware that these third-party providers do not provide systems integration services exclusively for our products and in many instances these firms have similar, and often more established, relationships with our principal competitors. We expect to continue to utilize third-party system integrators.

     Beginning in the fourth quarter of fiscal 1999, we created QAD Global Services to offer implementation and integration services to our customers. We have designed our service organization so that we can subcontract our services to partners for specific technical needs and also subcontract services from our partners to meet our capacity requirements. We believe this method allows for additional flexibility in ensuring our customer's needs for implementation and installation services are met. These relationships also assist us in keeping pace with the technological and marketing developments of major software vendors, and, in certain instances, provide us with technical assistance for our product development efforts.

     Organizations    providing   consulting   and   systems   integration   and
implementation  services in connection with QAD software products include Arthur

Andersen, Deloitte & Touche, Ernst & Young, Origin Technology, Sligos and STCS Systems. In most cases distributors also will deliver consulting and systems integration services. These and other third parties may not provide the level and quality of service required to meet the needs of our customers, we may not be able to maintain an effective, long-term relationship with these third parties, or these third parties may not continue to meet the needs of our customers. Further, we can not ensure that these third-party implementation providers, many of which have significantly greater financial, technical, personnel and marketing resources than QAD, will not market software products in competition with us in the future or will not otherwise reduce or discontinue their relationships with or support of us and our products. Any failure to maintain our existing relationships or to establish new relationships in the future, or the failure of these third parties to meet the needs of our customers, could have an adverse effect on us. In addition, if these third parties exclusively adopt a product or technology other than QAD software products or technology, or if these third parties reduce their support of QAD software products and technology or increase such support for competitive products or technology, we could be adversely affected.

     We typically enter into separate agreements with each of our installation and implementation partners that provide these partners with the non-exclusive right to promote and market QAD software products, and to provide training, installation, implementation and other services for QAD software products, within a defined territory for a specified period of time (generally two years). Our installation and implementation partners generally do not receive fees for the sale of QAD software products unless they participate actively in a sale as a sales agent. However, they generally are permitted to set their own rates for their installation and implementation services, and we typically do not collect a royalty or percentage fee from these partners on services performed. We also enter into similar agreements with our distribution partners that grant these partners the non-exclusive right, within a specified territory, to market, license, deliver and support QAD software products. In exchange for these distributors' services, we grant a discount to the distributor for the license of our software products.

     We also rely on third parties for the development or interoperation of key components of our software so that users of QAD software products will obtain the functionality demanded. These research and product alliances develop software to be sold in conjunction with QAD software products, technology to be included in or encapsulated within QAD software products and numerous third-party software programs that generally are not sold with QAD software products but interoperate directly with QAD software through application program interfaces. We generally enter into reseller or joint development agreements with our third-party software development partners that govern ownership of the technology collectively developed. Each of our partner agreements and third-party development agreements contain strict confidentiality and non-disclosure provisions for the service provider, end user and third-party developer and our third-party development agreements contain restrictions on the use of our technology outside of the development process. Any failure to establish or maintain successful relationships with these third-party software providers or these third-party installation, implementation and development partners or the failure of these third-party software providers to develop and support their software could have an adverse effect on us.

Our success is dependent upon our proprietary technology and other intellectual property

     We  rely  primarily  on  a  combination  of  the  protections  provided  by applicable copyright, trademark and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect our rights in our software and related materials and information. We enter into license agreements with each of our customers. Each of these license agreements provides for the non-exclusive license of QAD software. These licenses generally are perpetual and contain strict confidentiality and non-disclosure provisions, a limited warranty covering the QAD software and indemnification for the customer from infringement actions related to the QAD software.

     The pricing policy under each license is based on a standard price list and may vary based on such parameters as the number of end-users, number of sites, number of modules, number of languages, the country in which the license is granted and level of ongoing support, training and services to be provided by QAD. Payment terms are generally 30 days from the date of shipment. We have no patents or pending patent applications.

     In order to facilitate the customization required by most of our customers, we generally license our MFG/PRO software to end-users in both object code

(machine-readable) and source code (human-readable) format. While this practice facilitates customization, making software available in source code also makes it easier for third parties to copy or modify our software for non-permitted purposes. Distributors or other persons may independently develop a modified version of our software. Our license agreements generally allow the use of our software solely by the customer for internal purposes without the right to sublicense or transfer the software to third parties.

     We believe that these measures afford only limited protection. Despite our efforts, it may be possible for third parties to copy certain portions of our products or reverse engineer or obtain and use information that we regard as proprietary. In addition, the laws of certain countries do not protect our proprietary rights to the same extent as the laws of the United States.
Accordingly, there can be no assurance that we will be able to protect our proprietary software against unauthorized third-party copying or use, which could adversely affect our competitive position. Furthermore, there can be no assurance that our competitors will not independently develop technology similar to ours.

We may be faced with or need to bring infringement claims to protect our rights

     We have in the past been subject to claims of intellectual property infringement and may increasingly be subject to these types of claims as the number of products and competitors in our targeted vertical markets grows and the functionality of products in other industry segments overlaps. Although we do not believe that any of our products infringes upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products. In addition, we periodically acquire intellectual property from third parties. In some instances this intellectual property is prepared on a work-for-hire or similar basis, and in some instances we license the intellectual property. We have in the past and expect to in the future to be party to disputes about ownership, license scope and royalty or fee terms with respect to such intellectual property. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could have an adverse effect upon us. We may also initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights which could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks, whether or not such litigation were determined in our favor.

Our intellectual property rights may be significantly affected by third-party relationships and actions

     We have in the past and may in the future resell certain software, which we license from third parties. In addition, we have in the past and may in the future jointly develop software in which we will have co-ownership or cross-licensing rights. There can be no assurance that these third-party software arrangements and licenses will continue to be available to us on terms that: 1) provide us with the third-party software we require, 2) provide adequate functionality in our products, on terms that adequately protect QAD's proprietary rights, or 3) are commercially favorable to us. The loss of or inability to maintain or obtain any of these software licenses, including a loss as a result of a third-party infringement claim, could result in delays or reductions in product shipments until equivalent software, if any, could be identified, licensed and integrated. This could materially and adversely affect us.

Our operations are international in scope, which exposes us to additional risk, including currency related risk

     We derived approximately 39 percent and 48 percent of our total revenue from sales outside the United States in the fiscal years 1998 and 1999, respectively. Based upon the acquisitions completed during fiscal 1999 and fiscal 2000, we expect the percentage of business of outside the United States to continue to increase. Of our more than 4,000 licensed sites in more than 80 countries as of January 31, 1999, over 70 percent are outside the United States.

     Historically, our revenue from international operations has primarily been denominated in United States dollars. We have historically priced our products in United States dollars and over 90 percent of our sales in the fiscal years 1998 and 1999, were denominated in United States dollars, with the remainder in approximately ten different currencies. We expect that a growing percentage of our business will be conducted in currencies other than the United States dollar. We also incur a significant portion of our expenses in currencies other than the United States dollar. As a result, fluctuations in the values of the respective currencies relative to the other currencies in which we generate revenue could adversely affect us. While we may in the future change our pricing practices, an increase in the value of the United States dollar relative to foreign currencies could make QAD software products more expensive and, therefore, less competitive in other markets. Fluctuations in currencies relative to the United States dollar will affect period-to-period comparisons of our reported results of operations. In the fiscal years 1998 and 1999, foreign currency transaction (gains) and losses totaled $(879,000) and $61,000, respectively. Due to the constantly changing currency exposures and the volatility of currency exchange rates, there can be no assurance that we will not experience currency losses in the future, nor can we predict the effect of exchange rate fluctuations upon future operating results. Although we do not currently undertake hedging transactions, we may choose to hedge a portion of our currency exposure in the future as we deem appropriate.

Our principal stockholders may control our  management decisions

     Pamela and Karl Lopker jointly beneficially own approximately 55% of our outstanding common stock. Recovery Equity Investors II, L.P. owns approximately 8% of our outstanding common stock. Current directors and executive officers as a group own approximately 66% of the common stock. The Lopkers currently constitute two of the six members of board and therefore have significant influence in directing the actions of the board of directors.

We may be exposed to product liability claims

     While our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that the limitation of liability provisions may not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, there can be no assurance that we will not be subject to claims in the future. We have an errors and omissions insurance policy with a sublimit for Y2K related claims. However, there can be no assurance that this insurance will continue to be available to us on commercially reasonable terms or at all. A successful product liability or errors or omissions claim brought against us could have an adverse effect us. Moreover, defending a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel, either of which could have an adverse effect on us.

Year 2000 compliance

     Our business operations are significantly dependent upon the same proprietary software products we license to customers. Our management believes we have successfully addressed Y2K readiness in our proprietary software products and does not anticipate any business interruptions associated with these applications. However, uncertainty exists in the software industry concerning the potential effects associated with Y2K readiness. Although we currently offer software products that are designed and have been tested to be ready for the Year 2000, there can be no assurance that our software products contain all necessary date code changes. Furthermore, litigation may still arise surrounding business interruptions associated with Y2K issues. It is uncertain whether, or to what extent, this type of litigation may affect us. Additionally, third party software, computer and other equipment used internally may adversely impact us if it is not Y2K compliant.

                              SELLING SHAREHOLDERS

     The following table sets forth information with respect to the number of shares beneficially owned by each of the Selling Shareholders, the number of shares that may be offered hereby by each Selling Shareholder and the number of shares of common stock to be owned after the offering, assuming all the shares offered are sold to persons not affiliated with the Selling Shareholders. None of the Selling Shareholders, has, or in the past has had, any other position, office or relationship with QAD (other than as a security holder) or any of its affiliates. As of January 31, 2000, there were 33,007,085 shares of our common stock issued and outstanding.

     The shares set forth below as beneficially owned and offered by David A. Taylor represent shares issued in connection with the Stock Purchase Agreement entered into with David A. Taylor in December 1999.


                               Shares Beneficially              Number             Shares Beneficially
                             Owned Prior to Offering       of Shares Offered       Owned After Offering
                             -----------------------       -----------------       --------------------
                              Shares
Name                          Owned          Percent                               Number       Percent
---------------------        -------         -------                               -------      -------
David A. Taylor              120,000          0.36%             120,000               0          0.00%


                              PLAN OF DISTRIBUTION

     The shares may be sold from time to time by the Selling Shareholders or their pledgees or donees. See "Selling Shareholders." Those sales may be made on the Nasdaq or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The methods by which the shares may be sold may include, but are not limited to, the following:

     o Block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o Purchases by a broker or dealer as principal and resale by the broker or dealer for its account;

     o Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o    Privately negotiated transactions;

     o    Short sales; and

     o    A combination of any these methods of sale.

     In effecting sales, brokers or dealers engaged by the Selling Shareholders may receive commissions or discounts from the Selling Shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale.

     QAD has agreed to maintain the effectiveness of the registration of the shares offered by this prospectus until the earlier of the date upon which all of the shares have been sold without restriction on resale, or the date on which the shares offered by this prospectus, in the opinion of counsel, may be immediately sold by the Selling Shareholders without registration or restriction on resale, including pursuant to Rule 144 under the Securities Act. We cannot ensure that the Selling Shareholders will sell any or all of the shares offered by this prospectus.

     QAD is bearing all of the costs relating to the registration of the shares. Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the Selling Shareholders. We will not receive any of the proceeds from this offering.

     Pursuant to the registration rights granted to the Selling Shareholders, we have agreed to indemnify those Selling Shareholders, any person who controls those Selling Shareholders, and any underwriters for those Selling Shareholders, against specified liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this prospectus, and the registration statement of which this prospectus is a part, including liabilities under the Securities Act and the Exchange Act. The Selling Shareholders and any brokers participating in the sales of the shares may be deemed to be underwriters within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any broker, dealer, underwriter, agent or market maker purchases any of the shares as principal, any profits received on the resale of those shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for QAD by Nida & Maloney, LLP, Santa Barbara, California.

                                     EXPERTS

     Our consolidated financial statements as of January 31, 1999 and 1998, and for each of the years in the three-year period ended January 31, 1999, and all related schedules, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

================================================================================
NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY QAD, THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS ANY TIME SUBSEQUENT TO ITS DATE.


                                TABLE OF CONTENTS

                                                            PAGE


     Available Information................................    2
     Incorporation of Certain
          Documents By Reference..........................    2
     QAD Inc. ............................................    3
     Risk Factors.........................................    4
     Selling Shareholders.................................   13
     Plan of Distribution.................................   13
     Legal Matters........................................   14
     Experts..............................................   14



                                 120,000 Shares


                                    QAD Inc.

                                  Common Stock

                                      _____



                               P R O S P E C T U S


                                      _____






                               February ___, 2000

                                    PART II.
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other expenses of issuance and distribution.

     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby:


SEC registration fee.....................................$      286
Nasdaq National Market listing fee.......................     2,400
Accounting fees and expenses.............................     5,000
Legal fees and expenses..................................    10,000
Printing expenses........................................     2,500
Miscellaneous............................................     2,814
                                                         -----------
      TOTAL..............................................$   23,000

Item 15.   Indemnification of directors and officers.

     Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") permits a corporation to provide in its certificate of incorporation that directors of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains such a provision.

     Section 145 of the Delaware Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

     Section 145 of the Delaware Law provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, shareholder vote, agreement or otherwise. The limitation of liability contained in the Registrant's Certificate of Incorporation and the indemnification provision included in the Registrant's Bylaws are consistent with Delaware Law Sections 102(b)(7) and 145. The Registrant has also entered into separate indemnification agreements with its directors and officers that could require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, including liabilities that may arise under the Securities Act of 1933. In addition, we have purchased directors and officers insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.

     See Index to Exhibits at page II-6.

Item 17. Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(2) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carpinteria, State of California, on February 2, 2000.

                                       QAD Inc.


                                       By: /s/ Karl F. Lopker
                                          -------------------------------
                                            Karl F. Lopker
                                            Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Karl F. Lopker and Roland B. Desilets, or either of them, his or her attorneys-in-fact and agents, each with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any registration statements for the same offering effective upon filing pursuant to Rule 462(b), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with such registration statements, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                          Title                                     Date
---------------------------        ---------------------------                    -------------------

/s/ Pamela M. Lopker
----------------------          Chairman of the Board and President                February 2, 2000
Pamela M. Lopker               (Principal Executive Officer) and Director


 /s/ Karl F. Lopker
-----------------------           Director and Chief Executive Officer             February 2, 2000
Karl F. Lopker


/s/ A. J. Moyer
-----------------------          Chief Financial Officer (Principal                February 2, 2000
A.J. Moyer                                Financial Officer)

/s/ Cheryl S. Slomann
-----------------------        Controller; Principal Accounting Officer            February 2, 2000
Cheryl S. Slomann


/s/ Evan Bishop
-----------------------                         Director                           February 2, 2000
Evan M. Bishop

/s/ Koh Boon Hwee
-----------------------                         Director                           February 2, 2000
Koh Boon Hwee


/s/ Peter von Cuylenburg
-----------------------                         Director                           February 2, 2000
Peter von Cuylenburg

/s/  Jeffrey Lipkin
-----------------------                         Director                           February 2, 2000
Jeffrey Lipkin

                                INDEX TO EXHIBITS

 Exhibit
Number            Description
----------        ---------------------------
   5.1            Opinion of Nida & Maloney, LLP
  10.1            Stock Purchase Agreement dated December 15, 1999 between the Registrant and David A. Taylor
  10.2            Promissory Note dated December 15, 1999 between the Registrant and David A. Taylor
  10.3            Escrow Agreement dated December 15, 1999 between the Registrant and David A. Taylor
  10.4            Consulting Agreement dated December 15, 1999 between the Registrant and David A. Taylor
  10.5            Release dated December 15, 1999 between the Registrant and David A. Taylor
  10.6            Non-competition Agreement dated December 15, 1999 between the Registrant and David A. Taylor
  23.1            Consent of KPMG LLP
  23.2            Consent of Nida & Maloney, LLP (included in Exhibit 5.1)
  24              Power of Attorney (set forth on page II-4)
